Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Neil Berkman Associates (310) 477-3118 info@berkmanassociates.com	Company Contact: Daniel Bernstein President & CEO (201) 432-0463

Bel Names Norman Yeung To Its Board of Directors

JERSEY CITY, NEW JERSEY, July 30, 2013 . . . BEL FUSE INC. (NASDAQ:BELFA) and (NASDAQ:BELFB) announced today that Norman Yeung has been appointed to the company's Board of Directors.  Mr. Yeung's appointment increases the number of Board members to eight, including six outside Directors.
Daniel Bernstein, Bel's President and CEO, said, "Norman Yeung brings to our Board more than 34 years of experience in the electronic components industry in the Far East.  A seasoned executive, Norman also founded and built two successful electronics companies in China, where Bel does a great deal of its business.  We expect his knowledge and directly relevant industry experience to be of great value as we pursue   Bel's long term growth plan."
Norman Yeung, 59 years old, is the recently retired CEO of YEL Electronics Hong Kong Ltd., an electronic components distributor in China which he founded in 1992 and built into a US$300 million company.  YEL Electronics was acquired in 2008 by NYSE-listed Avnet, one of the world's largest distributors of electronic components, computer products and technology services and solutions.  Formerly a board member and Corporate Vice President at AVX Corporation, also an NYSE-listed electronic components company, Mr. Yeung founded AVX subsidiary AVX Asia Ltd., and managed its growth into a US$200 million business.
Mr. Yeung holds a BSEE from UCLA.  He resides in Hong Kong.

About Bel
Bel (www.belfuse.com) and its divisions are primarily engaged in the design, manufacture, and sale of products used in networking, telecommunications, high-speed data transmission, commercial aerospace, military, transportation, and consumer electronics.  Products include magnetics (discrete components, power transformers and MagJack® connectors with integrated magnetics), modules (DC-DC converters and AC-DC power supplies, integrated analog front-end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (micro, circular and filtered D-Sub connectors, fiber optic connectors, passive jacks, plugs and high-speed cable assemblies).  The Company operates facilities around the world.

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